UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

Foldera, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2952 Daimler Street Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

FOLDERA, INC.

July 14, 2008

Item 8.01.	Other Events.

On July 14, 2008, we entered into a debenture prepayment and conversion letter agreement with Vision Opportunity Master Fund, Ltd. Pursuant to the agreement, we prepaid $380,000 in outstanding principal amount under the $1,000,000 senior secured convertible debenture that we issued to Vision on December 7, 2007, and Vision converted the remaining $620,000 outstanding principal amount into shares of our common stock at the original conversion price of $.35 per share, for an aggregate of 1,771,429 shares of common stock. Vision also agreed to exchange all of its warrants to purchase an aggregate of 8,258,378 shares of our common stock, on a cashless basis, for 825,838 shares of common stock.

Along with these new stock issuances, Vision agreed to a six-month lock-up during which it will not make any public sales of our common stock. Following the six-month period, Vision has agreed to limit its sales to up to 1/12 of its holdings per month during the 12 months thereafter.

Crescent International Ltd., an investor in our June 2007 financing, and HPC Capital Management Corp., the placement agent in that financing, similarly exchanged all of their warrants to purchase 2,700,608 shares and 3,000,000 shares of common stock, respectively, on a cashless basis, for 270,061 shares and 300,000 shares of our common stock.

A copy of the debenture prepayment and conversion letter agreement is attached hereto as Exhibit 10.1 and incorporated herein in its entirety. The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit Number	Description
10.1	Debenture Prepayment and Conversion Letter Agreement, dated July 14, 2008, between Foldera, Inc. and Vision Opportunity Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: July 15, 2008	By:	/s/ Hugh Dunkerley
Hugh Dunkerley President and Chief Executive Officer